United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 2, 2013 (Date of earliest event reported: September 26, 2013)
XHIBIT CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-52678 (Commission File Number)	20-0853320 (IRS Employer Identification No.)

80 E. Rio Salado Parkway, Suite 115, Tempe, AZ 85281
(Address of principal executive offices) (Zip Code)

(602) 281-3554
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 26, 2013, the Board of Directors of Xhibit Corp. (the "Registrant" or "Xhibit") approved and adopted the 2013 Restricted Stock Plan (the "Plan") and the forms of award agreements under the Plan for (i) restricted stock awards that vest based on performance; (ii) restricted stock awards that vest based on time using cliff vesting; and (iii) restricted stock awards that vest based on time in installments.  The Plan authorizes the grant of restricted stock to employees, officers, consultants, advisors and non-employee directors who provide services to the Registrant or its subsidiaries and who the Board of Directors (or a committee of independent directors) determines are eligible persons.  The Plan is administered by a committee of independent directors or the full Board.  Shareholder approval of the Plan is not required.  The Plan will expire on the ten-year anniversary of its adoption, and 10 million shares of Xhibit common stock are reserved and available for issuance under the Plan.  Xhibit's executive officers and directors are eligible to receive awards of restricted stock under the Plan, in accordance with the terms and conditions of the Plan.

The foregoing summaries of the Plan and the three award agreements do not purport to be complete or describe all of their terms, and are qualified in their entirety by reference to the full text thereof, copies of which are filed herewith as Exhibits 4.1, 4.2, 4.3, and 4.4 and are incorporated by reference herein.

Item 9.01  Exhibits.

Exhibit Number	Exhibit
4.1*	Xhibit Corp. 2013 Restricted Stock Plan
4.2*	Form of Restricted Stock Award Agreement (tenure-based cliff vesting)
4.3*	Form of Restricted Stock Award Agreement (tenure-based installment vesting)
4.4*	Form of Restricted Stock Award Agreement (performance-based vesting)

* All exhibits were previously filed with the Registrant's Form S-8 Registration Statement filed on September 30, 2013, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 2, 2013
Xhibit Corp., a Nevada corporation

By:  /s/ Scott Wiley
        Scott Wiley, CFO